Exhibit 3.44

                                     CHARTER
                                       OF
                         DIVERSIFIED REFRIGERATION, INC.



          The undersigned natural person or persons, having capacity to contract and acting as the incorporator or incorporators of a corporation under the Tennessee General Corporation Act, adopt the following charter for such corporation:

          1. The name of the corporation is: Diversified Refrigeration, Inc.

          2. The duration of the corporation is perpetual.

          3. The address of the principal office of the corporation in the State of Tennessee shall be 789 Peach Street, Selmer, Tennessee 38375.

          4. The corporation is for profit.

          5. The purpose or purposes for which the corporation is organized are:

          The general nature of the business or businesses to be transacted shall be to manufacture, buy, sell, deal in, and to engage in, conduct, and carry on the business of manufacturing, buying, selling, and dealing in, goods, wares, and merchandise of every description, including the manufacturing, buying, selling, importing, exporting, and generally dealing in furniture, refrigerators, freezers, coolers, air conditioners, and kindred items, domestic, business and commercial lines; to manufacture as herein specified, either directly or indirectly, or by contract with other corporation or individuals; and to carry on a general manufacturing wholesale and retail merchandise business; and for the better attainment of the general purpose thus indicated, to purchase, lease, hold and convey all necessary property, or interest therein, real or personal wheresoever the same may be situated.


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          6. The maximum number of shares which the corporation shall have the authority to issue is Two Million (2,000,000) shares, with no par value.

          7. The corporation will not commence business until consideration of One Thousand and No/100-($1,000.00)-Dollars has been received for the issuance of shares.


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